Exhibit 10.17

March 7, 2010

FROM: Bill Razzouk	TO: Ken Johnson

Subject: 2010 Incentive Plan

The following incentive compensation plan is based on:

1.	2010 Booked Revenue quota: $30,800,000

2.	Booked Revenue is estimated annualize value of fully ramped deal based on the following rules:

a.	New business will be booked immediately after first invoice to customer.

b.	Project based business will be booked quarterly base on actual billings during previous quarter.

c.	New 3PL customers will be booked at 1/4 of estimated value after first billing. A true up will be done quarterly based on previous quarter’s actual billing.

3.	An accelerator of .25% will be paid on all new business revenue after attainment of 100% of the booked revenue quota for the balance of the 2010 plan year.

The following will determine commission rates based on cumulative booked revenue targets:

1.	1. Delivery Revenue commission is paid at .5% of billed revenue 2. Returns Revenue commission is paid at 1.5% of billed revenue.

2.	3. For deals where margin is below minimum target (as defined in account exec plans), commission rate will be determined by CEO.

3.	New business commission will be paid on the first 16 months for the following products:

•	Delivery Parcel Business (all classes)

•	Smart Label Returns and Return Center

•	Other new products introduced during the year.

4.	As an incentive to ensure existing business is maintained, a bonus will be paid for achievement of the $173,597,359 billed revenue target as follows:

•	Payment of a $10,000 bonus at 90% of plan.

•	Payment of an additional $5000 bonus at 95% of plan.

•	Payment of an additional $5000 bonus at 100% of plan.

•	For each additional percentage point over the combined billed revenue plan, an additional $5000 will be paid.

If the above provisions of your 2010 sales commission plan are acceptable to you, please indicate your approval by signing and returning this memorandum for the file.

Sincerely,

Bill Razzouk

Read and accepted:

/s/ Ken Johnson
Ken Johnson